Exhibit 99.1

Delta Apparel Achieves All-Time Record Third Quarter Earnings

Net Earnings Reach Record $1.14 per Diluted Share

Gross Margins Expand to 25.5% Driving Operating Margins of 10.0%

GREENVILLE, S.C., August 5, 2021 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced exceptionally strong results for its third quarter ended July 3, 2021 (the “June quarter”).

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “Our results reflect our strongest quarterly earnings performance on record. We surpassed our expectations as sales returned to pre-pandemic levels and gross margins continued to expand, highlighting the strength and resilience of our diversified business model.”

Mr. Humphreys continued, “While top line growth has been hampered by inventory constraints and labor shortages in our Delta Group segment, customer demand remains robust as we continue to expand our reach with large retail and global brand partners seeking the products and value-added services we can uniquely provide. Salt Life delivered record quarterly sales with strong, double-digit growth across its sales channels including over 150% growth in our direct-to-consumer channels compared to the third quarter of fiscal year 2019, highlighting the strength of brand’s omnichannel marketing initiatives.”

“We are thrilled with our performance during the quarter as it highlights the benefits of our broad channels of distribution, the demand in the market for the unique products and services we offer, and the efficiencies we can achieve with our vertically-integrated operations.  We believe the momentum we are experiencing is just the beginning and, coupled with our ongoing strategic initiatives, positions us well for continued growth and profitability expansion,” Humphreys concluded.

For the June 2021 quarter:

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Net sales were $118.7 million, an increase of 65.3% compared to the prior year third quarter when operations were significantly impacted by the COVID-19 pandemic. Compared to the fiscal 2019 third quarter, net sales were relatively flat driven by a 36% increase in net sales in the Salt Life Group partially offset by a 5% decline in the Delta Group segment.  June quarter sales grew 9.2% from the March 2021 quarter, and sales in both segments exceeded internal expectations.

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The strong sales performance in the Salt Life business was driven by double-digit year-over-year growth in its wholesale, ecommerce, and branded-retail channels, with Salt Life retail doors driving sales growth of 250% from the third quarter of fiscal 2019. Delta Group net sales declined as inventory was not available to support the strong order demand, and labor shortages impacted U.S. production and distribution capacity.

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Gross profit was $30.2 million compared to $3.0 million in the prior year third quarter. Gross margin improved to 25.5% versus 4.2% in the prior year, and 20.8% in the June 2019 quarter, driven by higher direct-to-consumer sales and the benefit of strategic pricing initiatives combined with lower product costs still flowing through cost of sales.

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Selling, general and administrative ("SG&A") expenses were $19.9 million, or 16.8% of sales, in the June quarter compared to $15.2 million, or 21.2% of sales, in the prior year third quarter, and $17.9 million, or 15.0% of sales, in the third quarter of fiscal 2019. The increase in SG&A compared to the third quarter of fiscal 2019 was driven by higher incentive compensation expenses, consistent with the improved profitability.

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Operating income in the June 2021 quarter was $11.9 million compared to the prior year third quarter loss of $21.6 million, which included $23.1 million of COVID-19 related adjustments. Third quarter fiscal 2021 operating income increased 40% from the same quarter in fiscal 2019.  The June 2021 quarter included a $1.2 million favorable adjustment to the contingent earnout liability from the DTG2Go acquisition.   The June 2019 quarter included a $1.3 million gain related to the favorable settlement of a commercial litigation matter.

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Net earnings for the June 2021 quarter were $8.2 million, or $1.14 per diluted share, compared to a net loss of $17.8 million, or $2.58 per share, in the June 2020 quarter, which included $17.7 million, or $2.57 per diluted share, of after-tax expenses associated with COVID-19. Net earnings per diluted share for the June 2021 quarter increased 60% compared to the same quarter in fiscal 2019.  The June 2021 quarter included $0.9 million, or $0.13 per diluted share, of after-tax income related to the reduction of fair value of the contingent earnout liability.   The third quarter fiscal 2019 results included an after-tax gain of $0.7 million, or $0.10 per diluted share, related to the settlement of a commercial litigation matter.

Total inventory as of June 2021 was $152.3 million, down $5.7 million compared to $158.0 million from a year ago.  Total inventory increased $3.8 million from March 2021 resulting from an increase in raw materials and in-process inventory, partially offset by a $2.9 million decrease in finished goods. Total net debt, including capital lease financing and cash on hand, was $132.3 million as of June 2021, representing a $4.8 million increase from net debt levels a year ago, and a $2.9 million decrease from net debt levels in March 2021. The decline in total net debt since the March quarter was due to improved profitability, partially offset an in-process inventory build and $6.6 million paid for the Autoscale.ai technology announced on June 8, 2021. Cash on hand and availability under the Company’s U.S. revolving credit facility totaled $43.4 million as of June 2021, a $2.3 million decrease from a year ago.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results today at 4:30 PM ET. The Company invites you to join the call by dialing 866-269-4261. If calling from outside the United States, please dial 323-347-3281. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through September 5, 2021. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 9985753.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the on-demand, digital print and fulfillment industry, bringing DTG2Go’s proprietary technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business digital platform. The Company’s products are also made available direct-to-consumer on its ecommerce sites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,200 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the COVID-19 pandemic impact on our operations, financial condition, liquidity, and capital investments; significant interruptions within our manufacturing or distribution facilities or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:

Deborah Merrill, 864-232-5200 x6620

investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:

Tom Filandro, 646-277-1235

Media:

Jessica Liddell, 203-682-8208

DLAPR@icrinc.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 2021	June 2020	June 2021	June 2020

Net Sales	$118,666	$71,801	$322,015	$264,351
Cost of Goods Sold	88,427	68,819	246,677	220,893
Gross Profit	30,239	2,982	75,338	43,458

Selling, General and Administrative Expenses	19,914	15,206	53,005	51,130
Other (Income) Loss, Net	(1,578)	9,364	(218)	7,724
Operating Income (Loss)	11,903	(21,588)	22,551	(15,396)

Interest Expense, Net	1,735	1,710	5,225	5,320

Earnings (Loss) Before Provision For (Benefit From) Income Taxes	10,168	(23,298)	17,326	(20,716)

Provision For (Benefit From) Income Taxes	2,019	(5,454)	4,032	(4,884)

Consolidated Net Earnings (Loss)	8,149	(17,844)	13,294	(15,832)

Net Loss Attributable to Non-Controlling Interest	12	63	149	286

Net Earnings (Loss) Attributable to Shareholders	$8,161	$(17,781)	$13,443	$(15,546)

Weighted Average Shares Outstanding
Basic	6,975	6,890	6,956	6,932
Diluted	7,128	6,890	7,077	6,932

Net Earnings (Loss) per Common Share
Basic	$1.17	$(2.58)	$1.93	$(2.24)
Diluted	$1.14	$(2.58)	$1.90	$(2.24)

	June 2021	September 2020	June 2020

Current Assets
Cash	$11,389	$16,458	$14,520
Receivables, Net	66,969	61,000	51,867
Income Tax Receivable	-	983	700
Inventories, Net	152,312	145,515	158,015
Prepaids and Other Assets	4,704	2,812	3,085
Total Current Assets	235,374	226,768	228,187

Noncurrent Assets
Property, Plant & Equipment, Net	66,397	63,950	61,273
Goodwill and Other Intangibles, Net	64,647	57,845	58,238
Deferred Income Taxes	3,139	4,052	7,143
Operating Lease Assets	48,241	54,645	42,920
Investment in Joint Venture	10,333	10,573	10,273
Other Noncurrent Assets	2,063	2,398	2,398
Total Noncurrent Assets	194,820	193,463	182,245

Total Assets	$430,194	$420,231	$410,432

Current Liabilities
Accounts Payable and Accrued Expenses	$68,816	$69,974	$73,931
Income Taxes Payable	1,714	379	-
Current Portion of Finance Leases	7,102	6,956	7,099
Current Portion of Operating Leases	8,974	9,039	8,720
Current Portion of Long-Term Debt	7,520	7,559	8,046
Current Portion of Contingent Consideration	1,200	2,120	2,685
Total Current Liabilities	95,326	96,027	100,481

Noncurrent Liabilities
Long-Term Taxes Payable	3,220	3,599	3,585
Long-Term Finance Leases	17,319	11,328	12,934
Long-Term Operating Leases	41,093	46,570	35,152
Long-Term Debt	111,782	112,782	113,939
Long-Term Contingent Consideration	1,900	4,300	4,096
Other Noncurrent Liabilities	2,883	2,939	3,735
Total Noncurrent Liabilities	178,197	181,518	173,441

Common Stock	96	96	96
Additional Paid-In Capital	60,284	61,005	60,154
Equity Attributable to Non-Controlling Interest	(673)	(524)	(567)
Retained Earnings	140,006	126,564	121,390
Accumulated Other Comprehensive Loss	(893)	(1,322)	(1,430)
Treasury Stock	(42,149)	(43,133)	(43,133)
Total Equity	156,671	142,686	136,510

Total Liabilities and Equity	$430,194	$420,231	$410,432